Exhibit 99.1

April 22, 2005

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Edward M. Jamison, President	702.878.0700
	Chief Executive Officer and Vice Chairman of the Board

	Cathy Robinson	702.878.0700
	Executive Vice President, Chief Financial Officer

COMMUNITY BANCORP (LAS VEGAS, NEVADA) (Nasdaq: CBON) ANNOUNCES
INCREASED FIRST QUARTER 2005 EARNINGS

Highlights for the First Quarter 2005

•	First quarter earnings of $2.4 million, up 64.4% from $1.4 million in first quarter 2004

•	Diluted Earnings Per Share of $0.35 up 13% from $0.31 from first quarter 2004

•	Loan growth of 17% year-over-year

•	Deposit growth of 28% year-over-year

•	Credit Quality continued to be very strong with delinquencies that are only 0.22% of total loans

FINANCIAL PERFORMANCE:

Community Bancorp (Nasdaq: CBON), Parent Company of Community Bank of Nevada, headquartered in Las Vegas, Nevada, announced strong growth and financial results for the quarter ended March 31, 2005, with diluted earnings per share up 13% to $0.35 compared to $0.31 for the year ago quarter. Net Income for the first quarter of 2005, was up 64% to $2.4 million compared to $1.4 million for the year ago quarter. The Company’s efficiency ratio improved, decreasing to 51.1% at March 31, 2005 compared to 59.0% for the same period in 2004. Loan growth of 17% year-over-year and deposit growth of 28% year-over-year were the primary factors contributing to the strong growth in earnings.

First quarter return on equity was 12.1% compared to 17.3% for the year-ago quarter due to the increase in equity after the Company’s initial public offering in December 2004. Return on assets for the current quarter was 1.55% compared to 1.24% for the first quarter of 2004.

“We are pleased with our first quarter results as a public company because they reflect our goals of consistent growth and profitability,” said Ed Jamison, President and Chief Executive Officer, “and we remain committed to our strategic objective of becoming the premier, high performing community bank serving our market.”

LOAN GROWTH AND CREDIT QUALITY:

The loan portfolio grew 16.7% in the first quarter to $409.8 million from a base of $351.3 million a year ago.

The Company’s credit quality remained sound with delinquent loans greater than 90 days past due at just 0.22% of total loans, while net recoveries for the quarter were $23 thousand.

“We are particularly pleased with the strong credit quality evident in our growing portfolio of loans,” said Don Bigger, EVP and Chief Credit Administrator. “In all of our markets, our lending professionals continue to demonstrate credit discipline and mature underwriting skills while bringing a depth of local knowledge to their respective customers and markets.” The allowance for loan losses was 1.50% of outstanding loans at quarter end.

DEPOSIT GROWTH:

As of March 31, 2005, deposits had increased 27.8% to $535 million, compared to $419 million a year ago, and were up 12.4% year to date compared to the deposit balance of $476 million at year-end 2004. “The Bank’s top-tier technology, advanced product set and high service levels have enabled us to expand core deposit relationships despite the pricing environment,” observed Larry Scott, Chief Operating Officer. Non-interest bearing balances were approximately 24.6% of total deposits at March 31, 2005.

NET INTEREST INCOME AND NET INTEREST MARGIN:

Net interest income increased 20.1% to $6.5 million for the first quarter 2005 as compared to $5.4 million for first quarter 2004. The increase was attributed to a 30.5% increase in average earning assets for the first quarter 2005. The Company reported net interest margin (NIM) for its first quarter of 4.49% down from 4.88% for the same period a year earlier, due to a larger than normal balance in fed funds for the quarter retained in anticipation of funding requirements over the short term.

PROVISION FOR LOAN LOSSES:

As a result of conducting the quarterly allowance calculation analysis, which considers asset quality and other qualitative factors, it was determined that no provision for loan losses was necessary for the first quarter of 2005. The provision for loan losses was $222 thousand for the first quarter 2004. The Company’s non-performing loans to total loans decreased to 0.22% at March 31, 2005 compared to 1.11% at March 31, 2004. Additionally, the Company reported net recoveries of $23 thousand for the first quarter 2005 compared to net charge offs of $8 thousand for the same period in 2004.

NON-INTEREST INCOME AND EXPENSE:

Non-Interest income for the first quarter of 2005 was up 60% to $590 thousand compared to the year ago period in 2004. This increase was due to the gain on sale of three foreclosed properties sold during the first quarter 2005 totaling $214 thousand and $124 thousand from an increase in cash surrender value of bank owned life insurance purchased in July 2004.

Non-Interest Expense for the first quarter of 2005 was higher by 6.3% or $215 thousand at $3.6 million compared to the same quarter in 2004. Expense increases were primarily attributed to an increase in salary and employee benefits and professional fees partially offset by a $328,000 adjustment to the accrual for stock appreciation rights based on the fair value of the Company’s stock as of March 31, 2005.

BUSINESS STRATEGY:

Community Bancorp (headquartered in Las Vegas, Nevada) strives to be a high performing bank holding company for the long-term benefit of its shareholders, customers and employees. The Company, through its principal subsidiary, Community Bank of Nevada, implements its strategy by focusing on meeting the commercial banking needs associated with the population and economic growth of the greater Las Vegas area and by combining outstanding service, competitive financial products, local expertise and advanced technology to best serve the needs of its customers. Founded in 1995, Community Bank of Nevada offers full-service community banking through 5 branches, in the City of Las Vegas, Henderson and unincorporated Clark County, Nevada. The Company plans to open 1 new branch in 2005 in southwestern Clark County. The Company consistently ranks among the top performing banks in the State of Nevada and western region. For further information on the Company, please visit our web site at www.communitybanknv.com

FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, the economic condition of the Las Vegas market, net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on theses and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp and PSLRA’s safe harbor provisions.

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web site at http://www.communitybanknv.com.

COMMUNITY BANCORP
Selected Consolidated Financial Highlights	(In thousands, except per share data and ratios; unaudited)

	1st Qtr	1st Qtr	%
Balance Sheet Data (at period end)	2005	2004	Change

Investment securities	$94,719	$76,050	24.55%
Loans, gross	409,832	351,273	16.67%
Allowance for loan losses	6,156	5,624	9.46%
Total assets	634,401	480,364	32.07%
Total deposits	535,112	418,842	27.76%
Non-interest bearing deposits	131,650	114,416	15.06%
Core Deposits (1)	477,282	362,318	31.73%
Total shareholders’ equity	79,307	34,081	132.70%
Income Statement Data
Interest and dividend income	$8,706	$7,059	23.33%
Interest expense	2,176	1,622	34.16%
Net interest income	6,530	5,437	20.10%
Loan loss provision	0	222	-100.00%
Net interest income after loan loss provision	6,530	5,215	25.22%
Noninterest income	590	369	59.89%
Noninterest expense	3,637	3,422	6.28%
Income before income taxes	3,483	2,162	61.10%
Provision for income taxes	1,101	713	54.42%
Net income	$2,382	$1,449	64.39%
Share Data (2)
Basic earnings per common share	$0.35	$0.31	12.90%
Diluted earnings per common share	$0.35	$0.31	12.90%
Book value per common share	$11.75	$7.21	62.94%
Basic average shares outstanding	6,749,250	4,604,873	46.57%
Fully Diluted average shares outstanding	6,871,261	4,720,743	45.55%
Key Ratios
Return on average total shareholders’ equity	12.09%	17.33%	-30.23%
Return on average total assets	1.55%	1.24%	25.15%
Net interest spread	3.80%	4.34%	-12.44%
Net interest margin (3)	4.49%	4.88%	-7.95%
Total revenue (net int inc + non int inc)	$7,120	$5,806	22.63%
Efficiency ratio (4)	51.08%	58.94%	-13.33%
Asset Quality Ratios
Non-performing loans to total loans (5)	0.22%	1.11%	-79.82%
Allowance for loan losses to total loans	1.50%	1.60%	-6.18%
Non-performing assets (6)	914	4,964	-81.59%
Non-performing assets to total assets	0.14%	1.03%	-86.06%
Net charge off’s to average loans	0.00%	0.00%	0.00%
Capital Ratios
Average shareholders’ equity to average assets	12.86%	7.17%	79.36%
Leverage ratio	15.49%	9.49%	63.22%
Total risk-based capital ratio	20.72%	13.71%	51.13%

Notes:

(1)	Core deposits include all demand, interest bearing demand, savings plus time deposits of amounts less than $100,000.

(2)	Adjusted to reflect a 5:1 stock split declared in September 2004.

(3)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)	Efficiency ratio is noninterest expense (excluding loan loss provision) divided by (net interest income + noninterest income).

(5)	Nonperforming loans are defined as loans that are past due 90 days or more plus loans placed in non-accrual status and restructured loans.

(6)	Nonperforming assets are defined as loans that are past due 90 days or more, nonaccrual loans and other real estate owned.